Exhibit 10.24

Employment Agreement

Ruth’s Hospitality Group, Inc. (hereafter referred to as “Employer”) and Mark Kupferman (hereinafter referred to as “Employee”) agree upon the following terms of employment of Employee by Employer. This employment agreement (this “Agreement”) shall take effect as of November 14, 2022 (the “Effective Date”).

NOW THEREFORE, in consideration of Employer’s continued employment of Employee and the mutual obligations and rights set forth in this Agreement, the parties hereto agree as follows:

1.        Duties. Employee shall be employed during the Employment Term (as defined in Section 3) in the position of Senior Vice President and Chief Commercial Officer. Employee will advance the best interests of Employer at all times during their employment and shall at all such times faithfully, industriously and to the best of their ability, perform all duties as may be required of them by virtue of their title and position and in accordance with the job description for their title and position as established by Employer’s Board of Directors (the “Board”) and/or its designee from time to time. Employee shall report to Employer’s Chief Executive Officer. Employee shall comply with any and all written personnel policies, corporate policies and employment manuals of Employer in the conduct of their duties.

2.        Extent of Service. Employee shall continue to devote their full time and best efforts to the performance of their duties to Employer, its parent and subsidiary entities, affiliates, successors and assigns (collectively, the “Employer Group”). Employee shall not engage in any business or perform any services in any capacity that would, in the reasonable judgment of the Board, interfere with the full and proper performance by Employee of their duties. The foregoing is not intended to restrict Employee’s ability to: (a) engage in charitable, civic or community activities to the extent that such activities do not materially interfere with their duties hereunder; (b) serve on the board of directors (or similar governing bodies) of another company (provided that, the Board, in its sole discretion, has granted prior written consent, which consent shall not be reasonably withheld); nor (c) to enter into passive investments that do not compete in any way with Employer’s business.

3.        Term/Annual Renewals. This Agreement shall expire and terminate and be of no further effect (with the exception of periods herein that, by their terms, survive the termination of this Agreement) on the close of business of the first anniversary of the Effective Date; provided, however, that this Agreement shall automatically renew and extend for additional one-year periods if Employee is not otherwise in default, remains in the employ of Employer, and neither Employer or Employee has given the other party a minimum of 60 days’ notice prior to the expiration of any given one-year period that this Agreement shall terminate upon expiration of the applicable period. The period of Employee’s employment with Employer pursuant to the terms hereof shall be referred to herein as the “Employment Term.”

4.        Compensation.

a.        Salary. For all duties to be performed by Employee in the capacity referenced hereunder, Employee shall receive an annual base salary of $365,000 (as adjusted, the “Base Salary”), less all applicable taxes and withholdings that cannot be reduced and that shall be paid in accordance with Employer’s normal payroll practice. Employee’s Base Salary will be subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

b.        Annual Bonus. Following the end of each fiscal year, Employee will be entitled to a discretionary bonus of up to 60% of their then-current Base Salary (the “Annual Bonus”), based on achievement (as determined by the Compensation Committee) of the budget and performance targets set by the Compensation Committee on an annual basis pursuant to Employer’s annual bonus plan applicable to the Employer’s senior executives (the “Bonus Plan”) and which may be increased or decreased according to the Bonus Plan. The Annual Bonus, if earned, shall be paid to Employee after the issuance of Employer’s audited financial statements relating to the applicable bonus performance year, but in any event by March 15 of the calendar year following the applicable performance year.

c.        Automobile Allowance. During the Employment Term, Employee shall receive from Employer a monthly automobile allowance of $700, less applicable taxes and withholdings.

5.        Benefits.

a.        Vacation/Leave. Employee shall be entitled to four weeks of paid vacation per calendar year, with normal sick and holiday leave as defined by Employer’s policies.

b.        Benefit Plans. Employee shall be entitled to participate in the health and welfare plans provided by Employer for its executives (including any and all applicable retirement plans) to the extent that Employee is eligible under the plan documents governing those programs. Employer benefits are subject to change at any time in Employer’s sole discretion.

c.        Reimbursement of Expenses. Employer agrees to reimburse Employee for reasonable and appropriate Employer-related expenses (as determined by Employer) paid by Employee in furtherance of their duties, including, but not limited to, travel expenses, food, lodging, entertainment expenses and automobile expenses, upon submission of proper accounting records for such expenses.

6.        Termination. Notwithstanding any other provision hereof, the Employment Term shall be terminated as set forth in this Section a. The date on which the Employment Term ends pursuant to the terms hereof shall be referred to herein as the “Separation Date.”

a.        General. If the Employment Term ends for any reason (whether pursuant to actions taken by Employer, Employee or otherwise), then Employer shall pay or provide to Employee (or Employee’s legal representative or estate, if applicable): (i) any earned but unpaid Base Salary or Annual Bonus through the Separation Date; (ii) any unpaid expense reimbursements in accordance with applicable policy (including any automobile reimbursements, if applicable); (iii) any accrued but unused vacation, which amounts shall be paid to Employee in a lump sum within 30 days following the Separation Date; and (iv) vested employee benefits payable in accordance with the terms of the applicable employee benefit plan (collectively, the “Accrued Obligations”). Except as otherwise specifically provided herein, Employee’s rights in respect of equity-related awards will be determined by the terms of the applicable plan and agreement.

b.        Disability or Incapacity. If, for a period of 90 consecutive days during the Employment Term, Employee is disabled or incapacitated for mental, physical or other cause to the extent that they are unable to perform their duties as herein contemplated during such 90-day period, Employer shall immediately thereafter have the right to terminate this Agreement upon providing ten days’ written notice to Employee and shall be obligated to pay Employee compensation up to the date of such termination.

c.        Death. Employee’s employment with Employer shall terminate immediately upon Employee’s death. In the event of Employee’s death, Employer shall pay Employee’s Accrued Obligations and any outstanding Severance Benefits to either (i) the beneficiary or beneficiaries designated in writing by Employee to Employer and delivered to Employer prior to Employee’s death or (ii) in the absence of such designation, in accordance with Section 222.15, Florida Statutes, or if there are no such family members, then to Employee’s estate.

d.        With or Without Cause. Employer may terminate Employee’s employment for any reason, with or without Cause, at any time. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Employee’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Employer Group, their perpetuation or attempted perpetuation of fraud, or their participation in a fraud or attempted fraud, in respect of the Employer Group or their unauthorized appropriation of, or their attempt to misappropriate, any tangible or intangible assets or property of the Employer Group; (ii) any material act or acts of disloyalty, misconduct or moral turpitude by Employee injurious to the interest, property, operations, business or reputation of the Employer Group or their commission of a crime that results in injury to any member of the Employer Group; or (iii) Employee’s willful disregard of lawful directive given by a superior or the Board or a violation of an Employer employment policy injurious to the interest of Employer; provided that, in each case, Employee shall have been given written notice from Employer describing in reasonable detail the event or circumstance Employer believes gives rise to a right to terminate Employee for Cause and Employee shall have 15 days to remedy the condition to the satisfaction of Employer. Employee’s failure to cure such condition(s) within such 15-day period shall result in the termination of Employee for Cause.

e.        With or Without Good Reason. Employee may terminate their employment with Employer for any reason, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a material diminution of, or the assignment by the Board to Employee of any material duties that are clearly inconsistent with Employee’s status, title and position as Senior Vice President and Chief Commercial Officer of Employer (which includes Employee no longer holding their title in the ultimate parent company of Employer following a Change in Control (as defined below) of Employer); (ii) a reduction in Employee’s Base Salary or target bonus opportunity or a failure by Employer to pay Employee any amounts required to be paid under this Agreement, which failure continues uncured for a period of 15 days after written notice thereof is given by Employee to the Board; (iii) the requirement that Employee relocate their principal work location by more than 50 miles from the Company’s headquarters at 1030 West Canton Ave., Winter Park, FL 32789, other than in a direction that reduces Employee’s daily commuting distance; (iv) Employer provides Employee notice as contemplated by Section 3 of its decision not to renew this Agreement on the terms set forth herein; or (v) a material breach of the Agreement by Employer or any material and repeated interference by the Board or any Employer employee or stockholder with Employee’s ability or authority to discharge their duties or responsibilities hereunder that continues after the reasonable notice and opportunity to cure. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) Employee gives Employer written notice of the purported Good Reason not more than 60 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been cured within 30 days following Employer’s receipt of such notice and (z) if Employer does not cure such circumstance, Employee actually terminates their employment not more than 30 days following the end of the applicable cure period.

f.        Severance Benefits. In the event Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, then Employee shall be entitled to receive the following benefits (collectively, the “Severance Benefits”): (i) an amount equal to Employee’s then-current Base Salary, payable in 12 equal monthly installments following the Separation Date; (ii) an amount equal to 50% of Employee’s Annual Bonus for the performance year immediately preceding the year of the Separation Date, payable in 12 equal monthly installments following the Separation Date; (iii) a prorated share (based on the amount of days employed during the applicable performance year) of the Employee’s Annual Bonus for the year of the Separation Date, based on actual performance for the year and payable when such Annual Bonus would have otherwise been payable (but no later than March 15 of the year immediately following the year of the Separation Date); (iv) continued health, welfare and retirement benefits according to the same terms and conditions to which Employee would have been entitled for 12 months following the Separation Date; and (v) continued automobile allowances (as set forth in Section 4) for one automobile, including reimbursement for fuel and routine maintenance costs, for 12 months following the Separation Date. The Severance Benefits are contingent on Employee’s compliance with Section 7 and Employee entering into a separation and release of claims agreement in a form substantially consistent with Exhibit A (the “Release”), and which Release must become irrevocable within 60 days following the Separation Date. Employer will provide Employee with the Severance Benefits, as applicable, in accordance with Employer’s regular payroll practices, on or commencing on the first payroll period and paid monthly thereafter following the date the Release becomes irrevocable. To the extent that any of the benefits provided under this Section 6f constitutes “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the Separation Date, but for the condition on executing the Release, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the sake of clarity, in the event of any termination of Employee’s employment for a reason other than Cause or for Good Reason, the Employee will be entitled solely to the Accrued Obligations.

g.        Change in Control. In the event Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason within 18 months following a Change in Control (as defined in Employer’s 2018 Omnibus Incentive Plan (the “Incentive Plan”)), in addition to the Severance Benefits, Employee shall become entitled to the accelerated vesting of 100% of all equity incentives granted under the Incentive Plan (with performance vested equity being deemed to have vested at target level performance).

7.        Restrictive Covenants.

a.        Disclosure of Information. Employee hereby acknowledges and agrees that the Employer Group’s Confidential Information (as defined below) is regarded as valuable by Employer, is not generally known in the relevant industry, and that the Employer Group has a legitimate right and business need to protect its Confidential Information. Employee acknowledges that keeping the Employer Group’s Confidential Information confidential is essential to the growth and stability of the Employer Group. Employee therefore agrees to hold such information in strictest confidence and shall not at any time, directly or indirectly, disclose such information to any third party or use such information other than for the benefit of the Employer Group. Employee shall disclose such information only to employees, representatives, and agents of the Employer Group with a need to know such information. The restrictions set forth in this paragraph shall apply during the Employment Term and following the termination of employment until the end of time, whether the termination of employment is voluntary or involuntary. For purposes of this Agreement, “Confidential Information” shall mean any information, knowledge, or data with respect to the Employer Group’s business, services, trade secrets, technologies, systems, clients, prospects, and sales, marketing and service methods, including, but not limited to, discoveries, ideas, concepts, designs, drawings, specifications, equipment, techniques, computer flow charts and programs, computer software (whether owned or licensed by the Employer Group), hardware, firmware, models, data, documentation, manuals, diagrams, research and development, performance information, know-how, business pricing policies and other internal policies, data systems, methods, systems documentation, practices, inventions, processes, procedures, formulae, employee lists or resumes, financial information (including financial statements), tax returns, client lists, prospect lists, information relating to past, present or prospective clients, information belonging to the Employer Group’s clients, personally identifiable information of clients’ employees, salary and benefit information of clients’ employees, market analysis, strategies, plans and projections for future growth and development, and compilations of information which are not readily available to the general public. Confidential Information includes all software development information, source and object codes, all information stored or maintained in any computer system or program used or maintained by the Employer Group, all information stored or maintained in any laptop computer or handheld device provided by the Employer Group to Employee, all client files, prospect files, legal contracts, purchase orders, and all information relating to client or vendor pricing. All of the foregoing information, whether oral, written, memorized, or electronically stored, together with analyses, compilations, studies, notes of conversation, or other documents prepared for or by the Employer Group or Employee that contain or otherwise reflect Confidential Information, is also included with the term Confidential Information. Confidential Information does not include (i) any information in the public domain; or (ii) any information received unsolicited from a third party under no obligation of secrecy.

b.        Whistleblower Protection. Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between Employee and Employer or any affiliate thereof shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, and/or pursuant to the Sarbanes-Oxley Act; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify Employer or any affiliate that Employee has engaged in any such conduct.

c.        Return of Confidential Information. Upon termination of Employee’s employment with Employer for any reason whatsoever or upon the written request of Employer, Employee shall immediately destroy, delete and/or return to Employer all Confidential Information and all copies, abstracts, handwritten records and electronic records thereof, and Employee shall certify in writing to Employer that Employee does not retain originals, copies, abstracts, handwritten records or electronic records of any Confidential Information. Employee agrees that retention of any such Confidential Information in Employee’s memory does not permit Employee to use or disclose such information following Employee’s termination of employment with Employer.

d.        Non-Compete. In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that in the course of their employment with the Employer Group (which, for purposes of this Section 7(d) and Section 7(e), following a Change in Control, shall only include Employer and its subsidiaries, as determined immediately before such Change in Control), they shall become familiar, and during their employment with Employer they have become familiar, with Employer’s trade secrets and with other Confidential Information concerning the Employer Group (and their respective its predecessors, subsidiaries and affiliates) and that their services have been and shall be of special, unique and extraordinary value to Employer. Therefore, Employee agrees that during their employment and for a period of one year following the Separation Date (the “Non-Compete Period”), Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business or enterprise identical to or similar to any such business that is engaged in by the Employer Group and its respective franchises, which shall include any restaurant business that derives more than 25% of its revenues from the sale of steak and steak dishes and which has an average guest check greater than $65, escalating by 5% per year, as of the date of this Agreement and which is located in the United States, which shall for purposes of illustration and not limitation include the following chains and their parent companies, subsidiaries and other affiliates: Morton’s Restaurant Group, The Palm, Smith & Wollensky, Del Frisco’s, Sullivan’s, The Capital Grille, Mastro’s, Fleming’s, and Shula’s. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation. This restriction will not apply if Employee is employed as an officer of a business, including, but not limited to, a casino or hotel, that as an ancillary service provides fine dining as defined in this paragraph. The term “ancillary” assumes that less than 50% of the business revenues are derived from its dining facilities.

e.        Non-Solicit. Employee acknowledges that the Employer Group’s employees now or hereafter employed by the Employer Group are an integral part of the Employer Group’s business, that information relating to such employees are part of the Employer Group’s Confidential Information, and that the loss of such employees will have a substantial adverse effect on the Employer Group’s business. Therefore, during the term of Employee’s employment with the Employer Group and during the Non-Compete Period, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any non-hourly or management employee of any member of the Employer Group to leave the employ of the Employer Group or in any way interfere with the relationship between the Employer Group and any employee thereof, (ii) hire any person who was an employee of any member of the Employer Group at any time during Employee’s employment with Employer, unless such person responded to a general solicitation or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of any member of the Employer Group to cease doing business between any such customer, supplier, licensee or business relation and Employer or any subsidiary or affiliate (including, without limitation, making any negative, derogatory or disparaging statements or communications regarding the Employer Group).

f.        Reasonableness and Modification of Restrictions. Employee further acknowledges and agrees that the provisions set forth in this Section 7 are reasonable in scope, duration, and area, and are reasonably necessary to protect the legitimate business interests of the Employer Group, and particularly the Employer Group’s interest in protecting its Confidential Information, and the restrictive covenants in this Agreement are in addition to, and not in lieu of, any other agreement between Employee and the Employer Group addressing confidentiality, non-competition and/or non-solicitation. If any provision of this Section 7 is held to be unenforceable due to the scope, duration, or area of its application, the parties intend and agree that the court making such determination shall modify such scope, duration, or area, or all of them to what the court considers reasonable, and such provision shall then be enforced in such modified form.

8.        Surrender of Books and Records. Employee acknowledges that all files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials used or created by Employee or used or created by Employer in connection with the conduct of its business, shall at all times remain the property of the Employer Group and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Employee will surrender to Employer all such files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials.

9.        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.        Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 10) or (b) sent by email to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 10), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 10:

If to Employer, to:

Ruth’s Hospitality Group, Inc.

Attention: General Counsel

1030 West Canton Ave., Suite 100

Winter Park, FL 32789

Email: mlynch@ruthschris.com

If to Employee, to:

the last known address of Employee according to Employer records.

11.        Governing Law and Resolution of Dispute. This Agreement shall be governed by and construed in accordance with the laws of or applicable to the State of Florida. Any dispute, controversy or claim arising out of or relating to Employee’s employment hereunder, or the breach therefore, shall be resolved by arbitration conducted in accordance with the rules then existing of the American Arbitration Association, applying the substantive law of the State of Florida. The parties further agree that any such arbitration shall be conducted in Orange County, Florida.

12.        Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.        Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties (including the Prior Agreement), written or oral, which may have related in any manner to the subject matter hereof.

14.        Successors and Assigns. This Agreement may not be assigned by either party without the written consent of the other party hereto. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

15.        Withholding. All amounts payable hereunder will be subject to deduction for all required income, payroll and other withholdings.

16.        Representations and Warranties. Employee represents, warrants and agrees that they have all right, power, authority and capacity, and are free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation that will or might prevent, interfere or conflict with or impair Employee’s performance of this Agreement. Employee further represents, warrants, and agrees that they will not enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or their obligations hereunder. Employee agrees to indemnify and hold Employer harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and costs) resulting from or arising out of any claim or action based upon Employee’s entering into this Agreement.

17.        Modification. Neither this Agreement nor the provisions contained herein may be extended, renewed, amended or modified other than by a written agreement executed by Employee and Employer.

18.        Construction. The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

19.        Legal Representation. The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

20.        Survival of Obligations. The parties expressly agree that Employee’s obligations set forth in this Agreement, as well as any other obligations that would naturally survive termination of an employment agreement, shall survive termination of Employee’s employment (whether voluntary or involuntary and whether with or without Cause and whether with or without Good Reason) and shall also survive the end of the term of this Agreement.

21.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same original instrument. A facsimile signature shall be deemed an original signature for purposes of execution of this Agreement.

22.        Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary:

a.        General. All provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

b.        Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by Employer no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

c.        Payment Dates. If any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

* * * * *

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYER:		EMPLOYEE:

By:
Name:	Cheryl J. Henry	Mark Kupferman
Its:	Chief Executive Officer

Signature Page to Employment Agreement

EXHIBIT A

General Release

I, Mark Kupferman, in consideration of and subject to the performance by Ruth’s Hospitality Group, Inc. (as such company’s name may change from time to time and including such company’s successors and assigns, the “Company”), of its obligations under the Employment Agreement, dated as of November 14, 2022 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.        Schedule 1 attached hereto sets forth the termination and severance benefits to which I will be entitled in accordance with the terms of this Agreement (the “Severance Benefits”). I understand that the Severance Benefits represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive payment of the Severance Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its affiliates.

2.        Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators, and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties that I, my spouse, or any of my heirs, executors, administrators, or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under the Agreement; or for compensation or equity or equity-based compensation; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.        I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.        I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.        I agree that I hereby waive all rights to sue or obtain equitable, remedial, or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, excepting only any monetary award to which I may become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Additionally, I am not waiving (a) any right to any accrued base salary earned by me prior to my termination of employment or any severance benefits to which I am entitled under the Agreement, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (c) my rights as an equity or security holder in the Company or its affiliates.

6.        In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.        I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.        I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.        I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal, or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.    Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any governmental entity.

11.        I represent that, as of the effective date of this General Release, I am not aware of any Claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover Claims or facts in addition to or different than those that I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.        Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

By signing this General Release, I represent and agree that:

1.	I have read this General Release carefully;

2.

I understand all of its terms and know that I am giving up important rights, including, but not limited to, rights under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; and the Employee Retirement Income Security Act of 1974, as amended;

3.	I voluntarily consent to everything in it;

4.	I have been advised to consult with an attorney before executing it and I have done so or, after careful reading and consideration, I have chosen not to do so of my own volition;

5.

I have had at least 45 days from the date of my receipt of this General Release to consider it, and the changes made since my receipt of this General Release are not material or were made at my request and will not restart the required 45-day period;

6.

I understand that I have seven days after the execution of this General Release to revoke it and that this General Release shall not become effective or enforceable until the revocation period has expired;

7.	I have signed this General Release knowingly and voluntarily and with the advice of any counsel retained to advise me with respect to it; and

8.	I agree that the provisions of this General Release may not be amended, waived, changed, or modified except by an instrument in writing signed by an authorized representative of the Company and by me.

Signed:	Dated:

SCHEDULE 1

Severance Benefits